                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12
     _____________________________________________________________________
                            Blue Wave Systems Inc.
               (Name of Registrant as Specified In Its Charter)
     _____________________________________________________________________

                            Charles D. Brockenbush
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee:

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies
     (2)  Aggregate number of securities to which transaction applies
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of transaction:
          __/ Set forth the amount on which the filing fee is calculated and state how it was determined.

          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party
          (4)  Date Filed

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 2, 1999


To the holders of Common Stock of
Blue Wave Systems Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") will be held at the offices of the Company, 2410 Luna Road, Carrollton, Texas, on February 2, 1999, at 10:00 a.m., local time, for the following purposes:

          (a)  To elect five directors of the Company; and

          (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on December 21, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                              By Order of the Board of Directors



                              Toya Martin
                              Secretary


Carrollton, Texas
December 29, 1998

                            BLUE WAVE SYSTEMS INC.
                                2410 Luna Road
                            Carrollton, Texas 75006


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 2, 1999

     This Proxy Statement is furnished to stockholders of Blue Wave Systems Inc., a Delaware corporation (the "Company" or "Blue Wave"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on February 2, 1999, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about December 29, 1998. The Company's Annual Report, covering the Company's fiscal year ended June 30, 1998, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                       ACTION TO BE TAKEN AT THE MEETING

     Only holders of record of common stock at the close of business on December 21, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had outstanding, and entitled to vote at the Annual Meeting, approximately 13,038,000 shares of common stock. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election as directors of the Company John R. Forrest, John L. Rynearson, Rob N. Shaddock, Sam K. Smith and Simon Yates. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     Holders of record of common stock are entitled to one vote per share. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the five nominees set forth above and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of December 28, 1998 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the current executive officers of the Company named in the table under "Summary of Executive Compensation" below, and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                          Shares Beneficially Owned (1)
                                                          ------------------------------
Name                                                          Number          Percent
----                                                      ---------------  -------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Simon Yates (2)                                              2,561,402          19.5%
Rob N. Shaddock (3)                                            693,366           5.3%
John L. Rynearson                                              418,500           3.2%
Sam K. Smith                                                    75,000            *
John R. Forrest                                                 27,426            *
Joseph E. Andrulis                                              31,250            *
Charles D. Brockenbush                                          34,750            *
John W. Clark                                                   25,000            *
All directors and officers as a group (12 individuals)       4,465,129          32.3%


MORE THAN 5% STOCKHOLDERS:
Boston Holdings Limited (2)                                  1,903,616          14.6%
Dr. G. M. Duck (4)                                           1,746,811          13.4%
Heartland Advisors, Inc. (5)                                 1,580,700          12.1%
David J. Quarmby (6)                                         1,519,126          11.7%
David H. Irwin (7)                                             683,886           5.2%

________________________

*    Less than one percent.
(1) Includes shares issuable upon exercise of stock options which will be vested prior to February 26, 1999.
(2) The shares for which Boston Holdings Limited is listed as the beneficial owner are held under a voting trust agreement, pursuant to which Mr. Yates is the trustee. The 1,903,616 shares are included in the total shares owned by Mr. Yates. Mr. Yates disclaims beneficial ownership of such shares. The address of Boston Holdings Limited is 39 Victoria Street, London SW1H OED, England.
(3) Includes 84,601 shares owned by his spouse, and 98,038 shares held in trust for the benefit of Mr. Shaddock. Also includes 52,520 shares held as one of the two trustees of a trust for the benefit of Mr. Kevin Parslow.
(4) The address of Dr. Duck is St. Anne's House, St. Anne's Lane, Sutton Bonington, Loughborough, Leicestershire LE12 5NJ, England. Includes 83,465 shares held by Dr. Duck as trustee for the G. M. Duck Children's Settlement Trust and 101,445 shares beneficially owned by his spouse.
(5) Based on information as of September 30, 1998, as reported on Schedule 13F. The shares of common stock indicated are held in investment advisory accounts. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.
(6) The address of Mr. Quarmby is 16 Mayfield Terrace, Edinburgh EH9 1SA, Scotland. Includes 123,021 shares beneficially owned by his spouse, of which 94,632 shares are held as trustee for the Quarmby Family Settlement Account.
(7) Includes 78,000 shares owned by trusts for the benefit of Mr. Irwin's children. Mr. Irwin disclaims beneficial ownership of such shares. Mr. Irwin's address is 18815 Heathcote Drive, Deephaven, Minnesota 55391.

                             ELECTION OF DIRECTORS

     A brief description of each director of the Company is provided below. Directors hold office until the next annual meeting of the stockholders or until their successors are elected and qualified. References to "Mizar" and "LSI" mean Mizar, Inc. and Loughborough Sound Images Ltd., respectively, which combined (the "Combination") to form the Company in April 1998.

     Simon Yates, 36, became Chief Executive Officer and a director of the Company on the date of the Combination, and prior to the Combination, had served as Managing Director of LSI since 1995. Mr. Yates joined LSI in 1984 and became a board member in 1988. Mr. Yates was appointed LSI's Technical Director in 1990 and Director of PC Products in 1992.

     Rob N. Shaddock, 40, joined LSI in October 1992 as Technical Director, when LSI merged with Data Beta Ltd. He served as Marketing Director of LSI from 1997 until the time of the Combination. In April 1998, he was named as Executive Vice President and a director of the Company.

     Sam K. Smith, 66, has been a director since 1994, and interim Chief Executive Officer of Mizar from June 1997 until April 1998. In June 1997, Mr. Smith was named Chairman of the Board of Directors of Mizar and continues to serve in that capacity for the Company. He serves as director of Hart Graphics, TD Technologies, Silicon Biology and Journee Software Corporation.

     John L. Rynearson, 51, has been a director since 1982. Mr. Rynearson co-founded Mizar in 1982 and held a variety of technical and managerial positions with Mizar until 1991. He has served as the Technical Director of VITA (VME International Trade Association) since 1993. He is a director of Open Systems Service Corporation, a subsidiary of VITA.

     John R. Forrest, 55, a director of LSI since 1996, was elected as a director of the Company on the date of the Combination. Between 1986 and 1991, he was Director of Engineering at the Independent Broadcasting Authority and, upon its privatization, became the initial Chief Executive of the new broadcast transmission company, National Transcommunications Limited ("NTL"). Mr. Forrest served as Deputy Chairman of NTL from 1994 to 1996. Following the sale of NTL to Cabletel International in 1996, Dr. Forrest became Chairman of Brewton Group Ltd. and held various non-executive board positions with technology companies. He is a director of 3i Group plc and a Vice President of the Royal Academy of Engineering.

     Each of the Company's directors holds office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal. The Company's officers are elected annually by, and serve at the discretion of, the Board of Directors.

     The Board of Directors held five meetings in fiscal 1998. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

Committees of the Board of Directors

     The Audit Committee, comprised of Messrs. Forrest, Rynearson and Smith, is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee met four times during fiscal 1998.

     The Compensation Committee, comprised of Messrs. Forrest, Rynearson and Smith, met three times during fiscal 1998.

Report of the Compensation Committee

     The Compensation Committee (the "Committee") is responsible for setting and administering the various elements of the Company's executive compensation program. In carrying out its duties, the Committee reviews compensation surveys, including that published by the American Electronics Association, and other available information regarding salary, bonus and stock options with a particular focus on companies in similar industries and of comparable size. The goals of the Committee's executive compensation program are to (i) align executive compensation with the Company's performance and (ii) attract, retain and reward executive officers who contribute to the Company's success. The compensation philosophy of the Committee is that annual compensation should be leveraged on the basis of the Company's performance. To achieve this leverage, executive compensation is comprised of a base salary, contingent cash bonus, and stock options. The annual cash compensation paid to executive officers will generally approximate that of comparable companies if agreed-upon objectives, such as revenues, operating income and agreed upon personal goals for each officer are met. As a matter of compensation philosophy, Blue Wave generally attempts to set salaries at or near the median level of its peer group; however competitive market forces, particularly in the hiring of new executives, may strongly influence salary. Total cash compensation including salary and contingent cash bonuses is targeted to be near the median of its peer group if company performance meets its business goals, and significantly above its peer group if such goals are exceeded. With respect to fiscal 1998, agreed upon revenue and operating income goals were not met and therefore, no contingent cash bonus was earned.

     In addition to the factors based on the Company's overall performance, the Committee considers individual measures of performance tailored to its officer's responsibilities in granting such options to such officers. In the case of officers that are responsible for measurable performance results, such as increases in sales or margins, their measures of performance would be based on such performance results. For the full fiscal 1998 year, neither the goals nor the threshold levels were attained. With those goals in mind, the Committee's benchmark for determining the overall level of executive compensation is set at or near average (50th percentile) for the Company's peer group, as shown by AEA surveys, for performance that is at or near average performance for such peer group, and to provide superior overall compensation for performance at higher levels. In addition to the AEA study referred to above, the Committee reviewed information from the filings of certain of the Company's competitors that are publicly owned. While the Committee found such information useful, it believes that the AEA study provides a more complete survey. Accordingly, the Committee relied on that survey as its primary source for compensation information.

     The Committee strives to maintain the equity position of all executive officers at competitive levels with comparable companies. The Committee believes that employee equity ownership provides critical additional motivation to executive officers to maximize value for the Company's stockholders, and therefore makes periodic grants of stock options. Option grants to executive officers are based upon the relative positions and responsibilities of each executive officer, the historical and expected contributions of that officer to Blue Wave Systems and previous grants to that officer. The Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance. As noted previously, the Company's performance levels were below the targets set by the Board. In addition, the Committee believes that prior grants have been sufficient to align the interests of the Company's executive officers with the Company's financial performance. Accordingly, there were no stock option grants for fiscal 1998 to the named executive officers in the Summary of Executive Compensation.

     The former Board of Directors of Mizar was responsible for establishing the compensation for Sam K. Smith, who served as Mizar's interim President and Chief Executive Officer from June 1997 until April 27, 1998, when Simon Yates was elected President and Chief Executive Officer of Blue Wave Systems immediately after the Combination. The Committee determined the cash compensation of Mr. Smith during 1998 based primarily upon the estimated compensation that would have been earned by an eventual permanent successor. Mr. Smith did not participate in an executive bonus program but continued to be eligible for his normal compensation as a director of Mizar (see Director Compensation).

     The annual cash compensation earned by Mr. Yates as Chief Executive Officer of Blue Wave (Mr. Smith's successor effective at the time of the Combination), is a continuation of the amount provided for in LSI's compensation program, which was approved by the Board of Directors of LSI.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that Blue Wave may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus paid by Blue Wave have not exceeded this limit. It is the Company's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible.


                              Sam K. Smith, Chair
                              John R. Forrest
                              John L. Rynearson

Summary of Executive Compensation

     The following table sets forth information concerning cash compensation paid or accrued by the Company during the three-year period ended June 30, 1998 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                    -----------------------------------------------------------
                                                                   LONG TERM
                                                              COMPENSATION AWARDS
                                                             ---------------------
NAME AND                            FISCAL                   SECURITIES UNDERLYING
PRINCIPAL POSITION                   YEAR    SALARY   BONUS         OPTIONS          OTHER(1)
------------------                  ------  --------  -----  ---------------------  -----------
Simon Yates, President                1998  $132,000  $   -              -            $ 23,100
and Chief Executive Officer (2)

Sam K. Smith, Chairman                1998         -      -              -             168,750
of the Board of Directors,            1997         -      -              -                   -
former Interim President
and Chief Executive Officer (3)

John L. Marshall, former              1998   124,859      -              -               1,489
Senior Vice President, Sales (4)      1997   118,893    680              -                 824
                                      1996   112,949      -              -                   -
John W. Clark, Vice President         1998   112,708      -              -                   -
Engineering (5)                       1997    95,503    214         57,500                   -

Charles D. Brockenbush,               1998   107,056      -              -               1,235
Vice President Finance and            1997   102,941    440         15,000                 713
Chief Financial Officer (6)           1996    42,308      -         35,000                   -

Joseph E. Andrulis, Vice              1998   106,892      -              -               1,140
 President Marketing (7)              1997   100,000    573         25,000                 692
                                      1996     9,615      -         50,000                   -

______________________

(1) Amounts indicated reflect the Company's contributions under its 401(k) savings plan for Messrs. Marshall, Brockenbush and Andrulis. The amount indicated for Mr. Yates reflects automobile-related expenses and private healthcare. The amount indicated for Mr. Smith represents consulting fees paid to him for the services provided when he was acting as Interim Chief Executive Officer.
(2) Mr. Yates was appointed to his position with the Company on April 27, 1998, upon completion of the Combination. The amounts in the above table include the compensation received by Mr. Yates while he was an officer of LSI as well as the compensation received as CEO of the Company.
(3) Mr. Smith was appointed Interim Chief Executive Officer in June 1997, and served in this capacity until the completion of the Combination on April 27, 1998.
(4)  Mr. Marshall resigned from the Company effective August 31, 1998.
(5)  Mr. Clark joined the Company in July 1996.
(6)  Mr. Brockenbush joined the Company in January 1996.
(7)  Mr. Andrulis joined the Company in May 1996.


     Except for Mr. Yates, none of the named executive offices received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.

Employment Agreements

     Four of the Company's executive officers (Simon Yates, Rob N. Shaddock, Julian S. Jenkins and Kevin Parslow) entered into Service Agreements with LSI that, upon the occurrence of the Combination, were assumed by the Company. These agreements provide that their employment may be terminated without cause only 12 months prior written notice. The agreements also provide for stated salaries (currently $150,000 for Mr. Yates and (Pounds)80,000 for Messrs. Shaddock, Jenkins and Parslow) and other customary benefits.

     David Irwin, former President and CEO of the Company, who resigned in June 1997, had an employment agreement that provided for one year of compensation for termination under certain circumstances. The Company accrued approximately $250,000 in the fiscal year ended 1997, related to Mr. Irwin's resignation from the aforementioned positions. Mr. Irwin served as a director of the Company until his resignation from that position in February 1998.

Stock Options

     The Company maintains its stock option plan (the "Option Plan") which provides for the grant of options to eligible employees and directors for the purchase of Common Stock of the Company. The Option Plan covers, in the aggregate, a maximum of 2,427,500 shares of Common Stock. The Option Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

     The Compensation Committee of the Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Compensation Committee designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Options under the Option Plan generally vest over a 48 month period. Certain changes in control of the Company will cause the options to vest immediately. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

     In connection with the Combination, the Company assumed, and the Compensation Committee now administers separately from the Option Plan, options previously granted by LSI (the "LSI Options"). In accordance with their terms, each of the LSI Options became fully vested on the occurrence of the Combination. As of December 28, 1998, there were outstanding LSI Options to purchase 564,001 shares of Common Stock of the Company at an exercise price of $.39 per share.

DIRECTOR COMPENSATION

     In July 1995, the Company adopted a Directors' Stock Option Plan (the "Director Plan"), which provides for the grant of nonqualified stock options to non-employee directors of the Company. The Director Plan covers, in the aggregate, a maximum of 75,000 shares of Common Stock.

     The Company does not pay any annual retainer or per meeting fees to its directors, other than to Mr. Forrest, who also served as a non-employee director of LSI. Mr. Forrest is compensated at a rate of approximately $33,000 annually. The Company reimburses all of the directors for their out-of-pocket expenses in connection with performing their duties as directors of the Company. In addition, each non-employee director is granted options under the Director Plan to purchase shares of common stock. In November 1997, Mr. Rynearson and David Irwin, prior to Mr. Irwin's resignation as a director, each received a grant under this plan of options to purchase 8,500 shares of Common Stock at an exercise price of $6.06 per share.

OPTION GRANTS

     There were no stock options granted to the named executive officers during the fiscal year ended June 30, 1998.

     The following table sets forth certain information with respect to the options exercised by the executive officers named in the above compensation table during the fiscal year ended June 30, 1998 or held by such persons at June 30, 1998:





                    SHARES
                   ACQUIRED                                                   VALUE OF UNEXERCISED
                      ON        VALUE       NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                   EXERCISE    REALIZED   OPTIONS AT  JUNE 30, 1998            AT JUNE 30, 1998(1)
                   --------   ----------  --------------------------  ------------------------------------
NAME                                      EXERCISABLE  UNEXERCISABLE  EXERCISABLE       UNEXERCISABLE
----                                      -----------  -------------  -----------  -----------------------
Mr. Yates           358,655   $2,197,016       87,534           -        $272,231             $   -
Mr. Smith                 -            -       42,500           -         115,500                 -
Mr. Marshall         95,200      430,270            -         23,800         -                  64,680
Mr. Clark                 -            -       10,625         46,875         -                    -
Mr. Brockenbush           -            -       17,500         32,500         -                    -
Mr. Andrulis              -            -       25,000         50,000         -                    -

_____________________________

(1) Based on the closing price of the Common Stock on June 30, 1998, which price was $3.50 per share.


Certain Filings by Executive Officers and Directors

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied.

Compensation Committee Interlocks and Insider Participation

     Prior to the Combination, the Compensation Committee of the Company's Board of Directors consisted of Mr. Sam Smith, who was appointed as Interim Chief Executive Officer of the Company on June 30, 1997, and Mr. David Irwin, until his resignation from his position as a director in February 1998. Although the Company paid consultancy fees to Mr. Smith for his role as Interim Chief Executive Officer, he was not at any time during the fiscal year ended June 30, 1998 an employee of the Company. Upon completion of the Combination, Mr. Forrest, Mr. Smith and Mr. Rynearson were appointed as members of the Compensation Committee. Messrs. Forrest, Rynearson and Irwin were not at any time during the fiscal year ended June 30, 1998, officers or employees of the Company. During fiscal 1998, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PRICE PERFORMANCE

     The Company completed the initial public offering of its common stock in September 1995. Prior to such date, there was no established market for its common stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock from the initial offering price of $8.50 on September 28, 1995 through June 30, 1998 as contrasted with the Nasdaq Market Index and the index for the electronic computer industry (SIC Code 3571). Each index assumes $100 invested at September 28, 1995 and is calculated assuming reinvestment of dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG BLUE WAVE SYSTEMS INC.
                    NASDAQ MARKET INDEX AND SIC CODE INDEX


                    [STOCK PERFORMANCE GRAPH APPEARS HERE]


Blue Wave Syste         100             76.47          45.65          41.18
Electronic Compu        100             105.6         161.77         221.51
NASDAQ Market           100            111.47         134.28            178

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the fiscal 1999 annual meeting of stockholders must be received by the Company at its principal executive offices no later than August 31, 1999.


                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                              By Order of the Board of Directors



                              Toya Martin
                              Secretary


Carrollton, Texas
December 29, 1998

                                     PROXY
                            BLUE WAVE SYSTEMS INC.


     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Blue Wave Systems Inc. (the "Company") to be held on February 2, 1999, at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Simon Yates and Charles D. Brockenbush, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS   [  ]  FOR nominees listed below except as marked to the
                              contrary below


                        [  ]  WITHHOLD AUTHORITY to vote for all nominees listed
                              below


          John F. Forrest, John L. Rynearson, Rob N. Shaddock, Sam K. Smith and Simon Yates

INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

       _________________________________________________________________________

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                              Dated:_____________________________

                              ___________________________________
                                          Signature

                              ___________________________________
                                    (Signature if held jointly)

                              Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.